Exhibit 99.1

Press Release December 17, 2014
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2014 Earnings Guidance and Announces Fourth Quarter Cash Dividends

FORT WAYNE, INDIANA, December 17, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2014 earnings guidance in the range of $0.33 to $0.37 per diluted share, which includes estimated charges of $12 million (before taxes) related to post-acquisition purchase accounting adjustments and $6 million (before taxes) related to estimated lower-of-cost or market adjustments caused by ferrous raw material pricing declines in the company’s metals recycling and ferrous resources segment.  Excluding these charges, the company’s estimated fourth quarter 2014 earnings guidance would have been in the range of $0.38 to $0.42 per diluted share.  Unadjusted estimated earnings are anticipated to be somewhat lower than the company’s sequential third quarter 2014 results of $0.38 per diluted share and higher than prior year fourth quarter results of $0.24 per diluted share.

The company is currently in the process of assessing the asset carrying values associated with its Minnesota operations.  As the analysis is still underway, no potential impairment impact has been included in the provided fourth quarter 2014 guidance range.

Profitability from the company’s steel operations for the fourth quarter 2014 is expected to be similar to the sequential third quarter results.  Excluding the impact of the company’s recently acquired Columbus flat roll steel mill (completed September 16, 2014), both metal spread and shipments are expected to contract in the fourth quarter 2014.  An expected decrease in average quarterly product pricing is anticipated to outpace lower scrap costs in the quarter, compressing profit margins.  Volume decline is generally related to typical fourth quarter seasonality and the continuation of elevated import levels.  End market demand dynamics remain intact heading into 2015.  The demand trend for key steel-consuming end markets is expected to remain favorable, as strength in automotive and manufacturing persists, and the construction market continues to improve.  Despite the recent volatility in the energy markets, the company believes that associated steel consumption in 2015 will remain strong and that the opportunity to displace related imports still exists.

Fourth quarter 2014 profitability from the company’s fabrication operations is expected to continue to be strong based on higher product pricing, despite expected lower shipments related to typical construction-market seasonality.  The company continues to see evidence supporting the recovery in the residential and nonresidential construction sectors.

Based on rapidly decreasing ferrous and nonferrous metal product pricing during the quarter, the company’s metals recycling operations are expected to record a minimal loss for the fourth quarter 2014, compared to operating income of $13 million in the sequential third quarter.  Both shipments and ferrous metal margin are anticipated to decrease by close to ten percent in comparison to the third quarter 2014 results.

Dividend

The company’s board of directors has declared a quarterly cash dividend of $0.1150 per common share.  The dividend is payable to shareholders of record at the close of business on December 31, 2014, and is payable on or about January 12, 2015.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 7,800 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Website, www.sec.gov, and on the Steel Dynamics Website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500